Exhibit 10.11
Meredith Corporation

August 10, 2021

John S. Zieser

RE: Retention, Assignment and Acknowledgment Agreement

Dear John:

As you know, Meredith Corporation (“Meredith”) recently entered into an Agreement and Plan of Merger, with Gray Television, Inc. (“Gray”), Gray Hawkeye Stations, Inc., a wholly-owned subsidiary of Gray, and Meredith dated May 3, 2021 (as amended, the “Merger Agreement”). As a result of the Merger contemplated by the Merger Agreement (the “Merger”), Gray will acquire our local media group (“LMG”) business segment and Meredith will become a wholly-owned subsidiary of Gray.

Immediately prior to the closing of the Merger, Meredith will separate its LMG and national media group (comprising its Digital and Magazine reporting segments) (“NMG”) business segments into two independent companies by transferring NMG and its corporate functions into Meredith Holdings Corporation, an Iowa corporation and newly formed wholly-owned subsidiary of Meredith (“New Meredith”) through a series of transactions (the “Separation”) and the stock of New Meredith will then be distributed to Meredith’s shareholders (the “Spin-Off”). After the Spin-Off, New Meredith will be a stand-alone, publicly traded company owned 100% by pre-merger Meredith shareholders.

I. Retention Bonus

As an incentive for you to continue to contribute your efforts, talents and services to Meredith through consummation of the Spin-Off and to New Meredith thereafter, Meredith is pleased to announce your eligibility to earn a one-time cash retention bonus, pursuant to the terms and conditions set forth in this Retention, Assignment and Acknowledgment Agreement (the “Retention Agreement”).

The retention bonus (“Retention Bonus”) will equal the value of 151,750 shares of New Meredith Common Stock as of the Earn Date (as defined below). Such value will be calculated based on the average of the daily volume weighted average price of a share of New Meredith Common Stock on the NYSE over the ten (10) trading day period immediately preceding the Earn Date (as defined below). In the event of a stock split or reverse stock split or similar change in capital structure affecting the New Meredith Common Stock, an equitable adjustment shall be made in the number of shares underlying the Retention Bonus value.

II. Eligibility and Payment

In order to earn the Retention Bonus, you must (i) execute and return this Retention Agreement; and (ii) remain employed by Meredith through the consummation of the Spin-Off and thereafter by New Meredith, or any corporate entity that is a direct or indirect subsidiary of New Meredith (together, the

“Applicable Employer”) on a full-time basis through and including August 10, 2024 (such date is the “Earn Date”).

If earned, subject to Section IV, the Retention Bonus will be paid to you in a cash lump sum amount, less payroll withholdings and deductions, on the first administratively practicable payroll pay date following the Earn Date.

III. Employment Termination

Notwithstanding the foregoing, if, following the consummation of the Spin-Off and prior to the Earn Date, the Applicable Employer terminates your employment without “Cause” (as defined in your Employment Agreement) or without “Cause” (as defined in your Severance Agreement) or you resign for “Good Reason” (as defined in your Severance Agreement) or in accordance with Section 9.6 of your Employment Agreement (as modified in Section V(d) below) or in the event of your death or termination due to Disability (as defined in the Severance Agreement), and you (or your estate if applicable) have executed and allowed to become effective a general release of all known and unknown claims in the form attached hereto as Exhibit A (the “Release”) by the applicable deadline set forth in the Release, which in no event shall be more than sixty (60) days after the date of your termination, then you will be eligible for a cash payment in an amount equal to the Retention Bonus, provided, however, the value of such Retention Bonus will be calculated based on the average of the daily volume weighted average price of a share of New Meredith Common Stock on the NYSE over the ten (10) trading day period immediately preceding the effective date of such termination (the “Termination Bonus”).

If earned, subject to Section IV, the Termination Bonus will be paid to you in a cash lump sum amount, less payroll withholdings and deductions, on the first administratively practicable payroll pay date following the date the Release is effective and can no longer be revoked.

IV. IRS Code Section 409A

It is intended that the Retention Bonus (or, if applicable, the Termination Bonus) payable under this Retention Agreement satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) provided under Treasury Regulations Section 1.409A-1(b)(4) and in all cases will be paid not later than March 15 of the year following the year in which your right to such amount became vested. To the extent that the Retention Bonus or the Termination Bonus is deferred compensation under Section 409A of the Code, and is not otherwise exempt from the application of Section 409A, then, if the period during which you may consider and sign the Release spans two (2) calendar years, the payment of such bonus will not be made until the later calendar year. Additionally, the terms of Section 12 of the Severance Agreement shall apply for purposes of this Agreement. Notwithstanding any contrary provision herein, if the Retention Bonus or Termination Bonus is considered “deferred compensation” under Section 409A of the Code, and if you are a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six months following the date of such “separation from service” or, if earlier, the date of the your death, unless such distribution or payment can be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses.

V. Acknowledgements

By executing this Retention Agreement you hereby agree to and acknowledge the following:

a.)In connection with the Merger, the Separation and the Spin-Off, your employment agreement, between you and Meredith dated as of August 12, 2008 (as amended, the “Employment Agreement”) and the Amended and Restated Severance Agreement, dated as of December 30, 2008 (as amended, the “Severance Agreement”), will be assigned to and assumed by New Meredith, and, as a result, immediately following the Separation and the Spin-Off, the term “Company” or “Meredith” as reflected in each of the Employment Agreement and Severance Agreement, shall refer only to New Meredith and shall have no applicability to the current Meredith Corporation that will be sold to Gray. This Retention Agreement will be assigned to and assumed by New Meredith and shall have no applicability to the current Meredith Corporation that will be sold to Gray. The term of the Severance Agreement shall be extended through the later to occur of the Earn Date or the date that such term would otherwise end pursuant to the terms of the Severance Agreement (with such term automatically extending pursuant to the provisions of Section 1 of the Severance Agreement regarding automatic extensions subject to rights of New Meredith to provide a notice of non-renewal in such Section 1, which cannot be provided earlier than sixty days prior to the later to occur of the Earn Date or the date that such term would otherwise end pursuant to the terms of the Severance Agreement). You further confirm your consent to such extension and assignments, and acknowledge that such assignments will be in accordance with Meredith’s obligations to you under Section 6(a) of the Severance Agreement;

b.)The Retention Bonus is not considered salary for purposes of calculating any severance benefits under the Employment Agreement or Severance Agreement or for purposes of any other compensation or benefit plan of New Meredith;

c.)The pendency and consummation of the Separation, Spin-Off and Merger and related transactions shall not be treated as a “change in control” as such term or similar term is defined for purposes of the Severance Agreement or any existing benefit plan document or agreement between yourself and Meredith or New Meredith (except that your options, RSUs and other share-based awards issued by Meredith (but not issued by New Meredith) prior to the closing of the Merger will be cashed out in connection with the closing of the Merger as provided in the Merger Agreement); and

d.)Notwithstanding any otherwise applicable provision of your Severance Agreement or Employment Agreement to the contrary, any diminution of your position, duties, responsibilities or status with New Meredith arising out of the pendency and consummation of the Separation, Spin-Off and Merger and related transactions and the attendant changes in your duties and responsibilities resulting from the separation of LMG and NMG and such other transactions shall not give rise to “Good Reason” (as defined in your Severance Agreement) or your right to resign in accordance with Section 9.6 of your Employment Agreement.

VI. Termination

In the event of the occurrence of a Change in Control (as defined in the Severance Agreement) of New Meredith and the Applicable Employer’s termination of your employment without “Cause” (as defined in your Severance Agreement) or your resignation for “Good Reason” (as defined in your Severance Agreement, as modified herein) prior to the Earn Date, (i) you shall have no right to receive the Retention Bonus or Termination Bonus, as applicable, hereunder; and (ii) you shall have the right to payment of any amounts and benefits pursuant to the Severance Agreement, including, but not limited to, all of the amounts specified in Section 4 of the Severance Agreement. In such event, nothing in this Section VI is intended to nullify or terminate the acknowledgements and assignments given by you in Section V, which shall remain in full force and effect following the termination of this Retention Agreement.

In the event the Merger and Spin-Off are not consummated, you shall have no right to receive the Retention Bonus or Termination Bonus, as applicable, hereunder.

VII. Miscellaneous

Your rights and obligations under the Agreement will be governed by and interpreted, construed and enforced in accordance with the laws of the State of New York without regard to its or any other jurisdiction’s conflicts of laws principles.

Except as specifically provided herein, nothing in this Retention Agreement otherwise alters your, Meredith’s or New Meredith’s rights under the Employment Agreement and/or Severance Agreement, which terms remain in full force and effect. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, (i) in the event that you are liable for the payment of any excise tax under Section 4999, then you shall remain entitled to a Gross-Up Payment (as defined in the Severance Agreement) pursuant to Section 4(f) of the Severance Agreement with respect to any payments received by you pursuant to any agreement with Meredith or New Meredith or any of their affiliates and with respect to any transaction that would constitute a change in control within the meaning of Section 280G, including, if applicable, the Separation, Spin-Off and Merger and including related transactions or any future transactions with respect to New Meredith (it being understood that New Meredith intends to report the Separation, Spin-Off, Merger and related transactions as not constituting a change in control within the meaning of Section 280G); (ii) any dispute between you and Meredith or New Meredith or any of their affiliates (including any Applicable Employer) with respect to the Severance Agreement or this Retention Agreement will be governed by Section 11 of the Severance Agreement; and (iii) this Agreement, the Employment Agreement and the Severance Agreement cannot be assigned by New Meredith or any other person or entity without your prior written consent (it being understood that a sale of New Meredith by stock or merger transaction does not require an assignment).

This Retention Agreement is entered into without reliance on any promise or representation (written or unwritten) other than those expressly contained herein. The terms of this Retention Agreement may not be modified or amended except in a written agreement signed by you and a duly authorized officer of Meredith (prior to consummation of the Separation and Spin-off) or New Meredith (after consummation of the Separation and Spin-Off) and approved by the Board of Directors of Meredith (prior to consummation of the Separation and Spin-Off) or by the Board of Directors of New Meredith (after consummation of the Separation and Spin-Off).

Please acknowledge your acceptance of and agreement to this Retention Agreement by signing below.

Sincerely,

MEREDITH CORPORATION AND
MEREDITH HOLDINGS CORPORATION

/s/ Thomas H. Harty
Thomas H. Harty,
President/Chief Executive Officer

ACKNOWLEDGMENT AND ACCEPTANCE

Accepted and Agreed:

/s/ John S. Zieser Date: 8/10/2021
John S. Zieser

Exhibit A
Release of Claims

Meredith Corporation (“Meredith”), Meredith Holdings Corporation (“New Meredith”) and John S. Zieser (“You”) entered into a Retention, Assignment and Acknowledgment Agreement dated August 10, 2021 (the “Retention Agreement”). A copy of this Release of Claims (the “Release”) was attached to the Retention Agreement as Exhibit A.

1.General Release. In exchange for the Termination Bonus (as defined in the Retention Agreement), You hereby unconditionally agree to the following:

a.)You hereby agree to release, acquit, and forever discharge: Meredith and New
Meredith; all of their respective affiliates, predecessors, successors, and assigns; all of their respective current and former directors, officers, trustees, employees, agents, representatives, and attorneys; any persons acting by, through, under, or in concert with any of them; and all successors and assigns thereof (collectively, “Released Parties”) from any and all claims, charges, complaints, liabilities, obligations, promises, agreements, damages, actions, causes of action, suits, rights, entitlements, costs, losses, debts, and expenses (including attorneys’ fees and legal expenses), which arose in whole or in part from Your employment with Meredith and New Meredith or separation therefrom, and any other dealings of any kind between You and Meredith and/or New Meredith and/or any officer, director, agent or employee of Meredith and/or New Meredith, which have transpired prior to the execution of this Agreement (collectively “Claims”), including but not limited to, any and all Claims under the Age Discrimination in Employment Act, codified at Chapter 14 of Title 29 of the United States Code, 29 U.S.C. § 621-634 (the “ADEA”), as amended by the Older Workers Benefits Protection Act (“OWBPA”); Employee Retirement Income Security Act of 1974, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act and Fair Labor Standards Act, as amended, and any other applicable wage payment laws; the Americans with Disabilities Act; the Family and Medical Leave Act and any applicable state family and medical leave laws; the Consolidated Omnibus Budget Reconciliation Act; any other applicable federal or state civil rights or anti-discrimination laws or regulations; any applicable municipal civil rights ordinance; any express or implied contract right; any cause of action alleging defamation, invasion of privacy, breach of the covenant of good faith and fair dealing, wrongful discharge in violation of public policy, intentional infliction of emotional distress or promissory estoppel; and any and all other claims of any kind based on any federal, state, or local constitution, statute, law, rule, regulation, judicial doctrine, contract, or common law, whether or not involving alleged continuing violations.

If any Claims are not subject to release, to the extent permitted by law, You waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such Claims in which any of the Released Parties is a party. Notwithstanding the foregoing or anything to the contrary herein, You are not waiving any Claims or rights (i) that may arise after the date that You sign this Agreement, including under the ADEA as amended by the OWBPA, (ii) for breach or enforceability of this Agreement, (iii) for reimbursement of business expenses incurred on behalf of Meredith, New Meredith or any corporate entity that is a direct or indirect subsidiary of Meredith or New Meredith (the “Applicable Employer”) under its expense reimbursement policies, (iv) that controlling law clearly states may not be released by private settlement, such as, but not limited to, claims for unemployment insurance or Worker’s Compensation benefits for job-related illness or injury, (v) any applicable severance benefit You may be eligible to receive under Your Employment Agreement (as defined in the Retention Agreement), (vi) under Your Employment Agreement or any Meredith, New Meredith, and/or Applicable Employer benefit plan or any plan or agreement related to equity ownership, (vii) to vested benefits, if any, under the Meredith Employees’ Retirement Income Plan and the Meredith Savings and Investment Plan or any other employee benefit plan maintained by Meredith or New Meredith or any of their affiliates that is subject to the Employee Retirement Income Security Act of 1974, as amended, in accordance with the terms of those plans, and (viii) any right of indemnification and advancement (if any) You may have for actions within the course and scope of Your employment with Meredith, New Meredith, or the Applicable Employer under applicable law, Your indemnification agreement and any applicable policies of the Applicable Employer.

b.)You hereby waive any right to receive personal relief as a consequence of any
Claims filed with or by the Equal Employment Opportunity Commission or any other person or entity (governmental or otherwise), including any class or collective action lawsuit or complaint filed by any individual or entity against any of the Released Parties, as permitted by law. However, You acknowledge nothing in this Agreement limits Your right to receive a monetary award for information provided to the Securities and Exchange Commission or under the whistleblower statutes administered by the Occupational Safety and Health Administration (“OSHA”).

c.)You hereby agree to secure the dismissal, with prejudice, of any proceeding, grievance, action, charge or complaint, if any, that You or anyone else on Your behalf has filed or commenced against the Applicable Employer or any of the other Released Parties with respect to any matter involving Your employment with Meredith, New Meredith, and/or the Applicable Employer, Your separation from employment with Meredith, New Meredith, and/or the Applicable Employer, or any other matter that is the subject of this Release.

2.Nothing in this Agreement is intended to precede, limit, or interfere with the ability of either You or Meredith, New Meredith, and/or the Applicable Employer to engage in lawfully protected activity, including consulting legal counsel; providing testimony pursuant to a subpoena or notice of deposition or as otherwise required by law; or You filing a charge or complaint reporting possible violations of any law or regulation to, making disclosures to (including providing documentation) or communicating with, and/or participating in any investigation or proceeding conducted by any federal, state, or local government agency without prior notice to Meredith, including the National Labor Relations Board, the Equal Employment Opportunity Commission, the United States Department of Labor, the Securities and Exchange Commission, OSHA, and/or any other governmental authority charged with the enforcement of any laws, and such will not be a breach of this Agreement. You also understand that nothing in this Agreement shall be interpreted or enforced in a manner that would interfere with Your rights under the National Labor Relations Act (“NLRA”), if any.

3.You acknowledge You continue to be bound by the terms of any prior agreement between You and Meredith, New Meredith, and/or the Applicable Employer regarding the assignment of intellectual property, non-competition, non-interference, non-solicitation, and confidentiality. You continue to be subject to such Meredith, New Meredith, and/or the Applicable Employer policies, as may be adopted, amended and modified from time to time that are applicable to former officers.

4.By entering into this Agreement, neither Meredith, New Meredith, and/or the
Applicable Employer nor You claim or admit to any liability or wrongdoing and each denies that it has any liability to the other or has acted wrongly toward the other.

5.Regarding the ADEA and OWBPA, You acknowledge, understand, agree, and/or declare the following:

a.)You are releasing all Claims under the ADEA and OWBPA that may exist as of the date of this Agreement.

b.)You were provided with a copy of this Agreement before You signed it and You have carefully read and fully understand the Agreement, and knowingly and voluntarily have decided to enter into this Agreement, after having had a reasonable time to consider it.

c.)You were advised to consult with and have this Agreement reviewed by an attorney before You sign it.

d.)In exchange for waiving any rights or Claims, including rights or Claims under the
ADEA, You have received valid and sufficient consideration pursuant to this Agreement, and such consideration is in addition to anything of value to which You already were entitled.

e.)You have been given a period of more than twenty-one (21) calendar days within which to consider this Agreement. If You sign this Agreement before the more than 21 days expires, You are knowingly and voluntarily waiving the remainder of the more than 21-day consideration period. The Applicable Employer has not made any threats or promises to induce You to sign this Agreement before the end of the more than 21-day period. You agree that changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day consideration period.

f.)You may revoke this Agreement for a period of seven (7) calendar days following the date You signed the Agreement, and the Agreement will not become effective or enforceable until the revocation period has expired. If You choose to revoke the Agreement, You must provide notification in writing, and personally deliver the notice or deposit it in the United States Mail, postage prepaid, certified, or registered mail, return receipt requested, addressed to the Applicable Employer.
g.)If You do not execute this Agreement or if You revoke this Agreement before the expiration of seven (7) days after executing it, the Agreement will not become effective or enforceable, and You will not be entitled to receive the Termination Bonus under the Retention Agreement.

If this Agreement is acceptable to You, please sign and return it to the undersigned within the timeframe provided by the Applicable Employer.

Accepting the terms of this Agreement, and intending to be bound by its terms, You and Meredith, New Meredith, and/or the Applicable Employer have signed this Agreement as of the dates shown below.

John S. Zieser	Meredith Corporation, New Meredith and/or the Applicable Employer By:________________________________ Date: _____________________________
___________________________________	By: ____________________________________

Date: ______________________________	Date: __________________________________